QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of the Registrant*

Name	Jurisdiction of Incorporation
Assured Guaranty Re Ltd.	Bermuda
Assured Guaranty Overseas US Holdings Inc.	Delaware
Assured Guaranty Re Overseas Ltd.	Bermuda
Assured Guaranty Mortgage Insurance Company	New York
AG Intermediary Inc.	New York
Assured Guaranty Finance Overseas Ltd.	England
Cedar Personnel Ltd.	Bermuda
AG Corporate Holdings LLC	Delaware
Assured Guaranty Ireland Holdings Limited	Ireland
Assured Guaranty US Holdings Inc.	Delaware
Assured Guaranty Municipal Holdings Inc.	New York
Assured Guaranty Municipal Corp.	New York
Assured Guaranty Municipal Insurance Company	New York
FSA Mexico Holdings Inc	New York
FSA Seguros Mexico, S.A. de C.V.	Mexico
Assured Guaranty (Bermuda) Ltd.	Bermuda
FSA International Credit Protection (Cayman) Limited	Cayman Islands
Assured Guaranty (Europe) Ltd.	England
FSA Portfolio Management Inc.	New York
Transaction Services Corporation	New York
Assured Guaranty (UK) Services Limited	England
Assured Guaranty Corp.	Maryland
Assured Guaranty (UK) Ltd.	England
AG Financial Products Inc.	Delaware
AGFP Holdings LLC	Delaware
Portfolio Funding Company LLC I	Delaware
AG Analytics Inc	Delaware

*
All subsidiaries are wholly-owned except for Portfolio Funding LLC I, which is 50% owned

QuickLinks

  Exhibit 21.1
Subsidiaries of the Registrant